Exhibit 4.1

[FORM OF FIXED-TO-FLOATING RATE SECURITY]

INTEREST PAYMENTS ON THIS SECURITY GENERALLY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH MIZUHO FINANCIAL GROUP, INC. AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH (9) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION OR FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% OF THE AMOUNT OF SUCH INTEREST.

MIZUHO FINANCIAL GROUP, INC.

GLOBAL SECURITY

[                ]% Senior Fixed-to-Floating Rate Notes Due [                ]

No. [ ]	CUSIP No.: [ ]
ISIN No.: [ ]
Common Code: [ ]
$[ ]

MIZUHO FINANCIAL GROUP, INC., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $[                ] (the “Principal”) on [                ], 20[    ] (the “Maturity Date”) and to pay interest thereon during the period from and including [                ], 20[    ] to, but excluding, [                ], 20[    ] (the “Fixed Rate Period”), [semi-annually/quarterly] in arrears on [[                ], [                ],] [                ] and [                ] of each year (each, a “Fixed Rate Payment Date”), commencing on [                ], 20[    ], and ending on [                ], 20[    ], at the rate per annum equal to [                ]% and, during the period from and including [                ], 20[    ] to, but excluding, the Maturity Date (the “Floating Rate Period”), [semi-annually/quarterly] in arrears on [[                ], [                ],] [                ] and [                ] of each year (each, a “Floating Rate Payment Date” and together with the Fixed Rate Payment Dates, the “Interest Payment Dates” and each an “Interest Payment Date”) at the Floating Interest Rate (as defined on the reverse of this Security), all subject to and in accordance with the terms of the Indenture referred to herein.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as at 5:00 p.m. (New York time) on the fifth Business Day immediately preceding such Interest Payment Date. If and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date, which shall not be less than five Business Days prior to the payment of such defaulted interest, established by notice given by mail by or on behalf of the Company to the Holder of this Security not less than fifteen days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). During the period from and including [                ], 20[    ] to and including [                ], 20[    ], if any payment is due on the Securities on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

During the period from and including [                ], 20[    ] to, but excluding, the Maturity Date or the date fixed for redemption, if any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date shall be adjusted to be the next succeeding day that is a Business Day, except that if such day is in the next succeeding calendar month, the Interest Payment Date shall be adjusted to be the immediately preceding day that is a Business Day. In the event the Maturity Date or the date fixed for redemption is not a Business Day, the payment of interest and principal in respect of the Securities shall be made on the next succeeding day that is a Business Day, and no interest on such payment shall accrue due to such postponement for the period from and after the Maturity Date or the date fixed for redemption.

As used herein, the term “Business Day” means a day which is not a day on which banking institutions in The City of New York or Tokyo are authorized by law or regulation to close.

The principal of, and interest and Additional Amounts on, the Securities will be payable in U.S. dollars. The Company will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Company will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred to herein.

The Securities constitute the direct, unconditional, unsubordinated and unsecured obligations of the Company and shall at all times rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations, of the Company (except for statutorily preferred exceptions) from time to time outstanding. The Securities are not redeemable prior to maturity, except as set forth on the reverse of this Security and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized signatory.

MIZUHO FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

Certificate of Authentication

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: [ ]
Title: [ ]

REVERSE OF SECURITY

MIZUHO FINANCIAL GROUP, INC.

[                ]% Senior Fixed-to-Floating Rate Notes Due 20[    ]

This Security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of Mizuho Financial Group, Inc., a joint stock company organized under the laws of Japan (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred) designated as its [                ]% Senior Fixed-to-Floating Rate Notes due [                ], 20[    ] (herein called the “Securities”), issued under and pursuant to an Indenture dated as of September 13, 2016 (hereinafter called the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Company and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

As used herein, “Interest Period” means each period during the Floating Rate Period beginning on (and including) an Interest Payment Date (after any adjustments to make such date a Business Day) and ending on (but excluding) the next Interest Payment Date (after any adjustments to make such date a Business Day). For purposes of the first interest payment during the Floating Rate Period on [                ], 20[    ], the Interest Period shall begin on (and include) [                ], 20[    ]. For purposes of the interest payment on the Maturity Date or the date fixed for redemption, the Interest Period shall end on (and exclude) [                ], 20[    ] or the date fixed for redemption.

The Floating Interest Rate (as defined below) for each Interest Period in respect of the Securities during the Floating Rate Period will be determined by the Calculation Agent (as defined below) on the following basis:

(i)

The Bank of New York Mellon, as calculation agent (in such capacity together with any successor, the “Calculation Agent”), will determine the rate for LIBOR for [six-month/three-month] deposits for U.S. dollars (“[six-month/three-month] U.S. dollar LIBOR”) which appears on the display page designated LIBOR01 on the Reuters service (or any successor or such other page or service as may replace it for the purpose of displaying comparable rates to London interbank offered rates of major banks for U.S. dollar deposits) as of 11:00 a.m., London time, on the second London Banking Day before the first day of the relevant Interest Period (the “Interest Determination Date”). “London Banking Day” as used in this paragraph means a day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

(ii)	If such rate does not appear on that page, the Calculation Agent will:

(A)

Request the principal London office of each of four major banks in the London interbank market, selected by the Company or its Designee (as defined below) and notified to the Calculation Agent, to provide a quotation of the rate at which deposits in U.S. dollars are offered by it at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time; and

(B)

Determine the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, 0.000005 being rounded upwards) of such quotations, if at least two such quotations are provided.

(iii)

If fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean (rounded, if necessary as aforesaid) of the rates quoted by at least two major banks in The City of New York, selected by the Company or its Designee and notified to the Calculation Agent, at approximately 11:00 a.m., New York time, on the first day of the relevant Interest Period for loans in U.S. dollars to leading European banks for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time.

The floating interest rate for such Interest Period (the “Floating Interest Rate”) shall be a per annum rate equal to the sum of [                ]% and the rate or the arithmetic mean, as the case may be, determined by one of the methodologies set forth in clauses (i) through (iii) above; provided, however, that if the Calculation Agent is unable to determine a rate or an arithmetic mean, as the case may be, in accordance with the above clauses in relation to any Interest Period (other than the first Floating Rate Period), the Floating Interest Rate applicable to the Securities during such Interest Period will be a per annum rate equal to the sum of [                ]% and the rate or the arithmetic mean, as the case may be, applicable in relation to the Securities in respect of the immediately preceding Interest Period. If the Calculation Agent is unable to determine a rate or an arithmetic mean, as the case may be, in accordance with the above clauses in relation to the first Floating Rate Period for the Securities, then the interest rate to be applied to the Securities during such first Interest Period shall be the fixed rate applied to the Securities during the Fixed Rate Period.

Notwithstanding the foregoing, if the Company or its Designee determines prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to [six-month/three-month] U.S. dollar LIBOR, then (i) the Company or its Designee shall promptly provide notice of such determination to the Calculation Agent and (ii) the provisions set forth below under the heading “Effect of Benchmark Transition Event” (the “Benchmark Transition Provisions”) will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate and the Interest Amount (as defined below) payable on Securities during a relevant Interest Period. In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Floating Interest Rate that will be payable for each Interest Period on the Securities for the relevant Interest Period will be a per annum rate equal to the sum of the Benchmark Replacement (as defined below) and the spread of [                ]%, as determined by the Company or its Designee.

However, if the Company or its Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to [six-month/three-month] U.S. dollar LIBOR, but for any reason the Benchmark Replacement has not been determined as of the relevant Interest Determination Date, the Floating Interest Rate for the applicable Interest Period will be equal to the Floating Interest Rate on the last Interest Determination Date for the Securities, as determined by the Company or its Designee.

The Calculation Agent will reset the Floating Interest Rate for each Interest Period during the Floating Rate Period on the first day of each Interest Period (each an “Interest Reset Date”). The Floating Interest Rate set on a particular Interest Reset Date will remain in effect during the Interest Period commencing on such Interest Reset Date.

The Calculation Agent will, as soon as practicable after the determination of the Floating Interest Rate for each Interest Period in respect of the Securities during the Floating Rate Period, calculate the amount of interest (the “Interest Amount”) payable in respect of such Securities for such Interest Period. The Interest Amount will be calculated by applying the Floating Interest Rate for such Interest Period to the principal amount of such Securities, multiplying the product by the actual number of days in such Interest Period (the “Number of Days”) divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). The Floating Interest Rate will in no event be lower than zero.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate and the Interest Amount, whether by the Calculation Agent, the relevant banks in the London interbank market (or any of them), the Company or its Designee will, in the absence of gross negligence, willful misconduct or manifest error, be binding on the Company, its Designee the Calculation Agent, the Paying Agent(s), the Trustee, the relevant banks in the London interbank market and all Holders of the Securities.

The Company will, or will arrange for the Calculation Agent to, during the Floating Rate Period, make the Floating Interest Rate so determined, the Number of Days, the Interest Amount for each Interest Period in respect of the Securities and the relevant record date and Interest Payment Date available to the Trustee and DTC, or through other reasonable means to make such information available, for publication or notification to the holders of record of the Securities as soon as possible after their determination.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Company or its Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark (each as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities during the Interest Period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company or its Designee pursuant to the Benchmark Transition Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection:

(i)	will be conclusive and binding absent manifest error;

(ii)	if made by the Company, will be made in the Company’s sole discretion;

(iii)	if made by the Company’s Designee, will be made after consultation with the Company, and the Designee will not make any such determination, decision or election to which the Company objects; and

(iv)	notwithstanding anything to the contrary in the Indenture or herein, shall become effective without consent from the holders of the Securities or any other party.

Any determination, decision or election pursuant to the Benchmark Transition Provisions not made by the Company’s Designee may be made by the Company on the basis as described above. In addition, notwithstanding anything to the contrary in the Indenture or herein, the Company may designate as its Designee an entity, which may be the Company’s affiliate, to make any determination, decision or election that the Company has the right to make in connection with the Benchmark Transition Provisions.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, [six-month/three-month] U.S. dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to [six-month/three-month] U.S. dollar LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company or its Designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)

the sum of: (a) the alternate rate of interest that has been selected by the Company or its Designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its Designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company or its Designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its Designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its Designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its Designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Company or its Designee in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Company or its Designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its Designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Designee” means a designee as selected and separately appointed by the Company as designee for the Securities in writing.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing internet website is an inactive textual reference only, meaning that the information contained on the website is not part of the Securities and is not incorporated herein.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is [six-month/three-month] U.S. dollar LIBOR, 11:00 a.m. (London time) on the relevant Interest Determination Date, and (2) if the Benchmark is not [six-month/three-month] U.S. dollar LIBOR, the time determined by the issuer or its Designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

End of “Effect of Benchmark Transition Event” section

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, (i) the principal amount of the Securities will be payable by check, drawn on a bank in The City of New York, upon the presentation and surrender of the Securities at the Specified Corporate Trust Office of the Trustee or at any office or agency maintained by the Company for such purpose and (ii) interest on the Securities will be payable by wire transfer or check, drawn on a bank in The City of New York, mailed to the persons in whose names the Securities are registered as of 5:00 p.m. (New York time) on the fifth Business Day immediately preceding the applicable Interest Payment Date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Company; provided, however, that at the option of a Holder in whose name at least $10,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by electronic funds transfer of immediately available funds to a U.S. dollar account maintained by the payee, provided such registered Holder so elects by giving written notice to the Trustee designating such account, no later than fifteen days immediately preceding the relevant date for payment (or such other date as the Trustee may accept in its discretion).

All payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, levies or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political subdivision of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no such Additional Amounts shall be payable in relation to any such withholding or deduction in respect of any payment on the Securities:

(a) to or on behalf of a Securityholder or beneficial owner of a Security who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of such Security by reason of its (1) having some connection with Japan other than the mere holding of such Security, or (2) being a person having a special relationship with the Company as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957) (the “Special Taxation Measures Act”) (a “Specially-Related Person of the Company”); or

(b) to or on behalf of a Securityholder or beneficial owner of a Security (A) who would be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide certification, information, documents or other evidence concerning its nationality, residence, identity or connection with Japan, including any requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the Company or a Paying Agent, as appropriate, or (B) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant International Clearing Organization to a Paying Agent; or

(c) to or on behalf of a Securityholder or beneficial owner of a Security who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) who complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) a Paying Agent of its status as not being subject to Japanese Taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant Security through a payment handling agent in Japan appointed by it); or

(d) to or on behalf of a Securityholder or beneficial owner of a Security who presents a Security for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that such Securityholder or beneficial owner of a Security would have been entitled to such Additional Amounts on presenting the same for payment on any date during such 30-day period; or

(e) to or on behalf of a Securityholder who is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the holder of such Security; or

(f) any combination of (a) through (e) above.

Where a Security is held through a participant of a Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (1) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (2) a Japanese financial institution (a “Designated Financial Institution”) falling under certain categories prescribed by Article 6, Paragraph 9 of the Special Taxation Measures Act and the cabinet order thereunder (Cabinet Order No. 43 of 1957), as amended (together with the ministerial ordinance and other regulations thereunder, the “Act”), all in accordance with the Act, such beneficial owner of a Security must, at the time of entrusting a Participant with the custody of the relevant Security, provide certain information prescribed by the Act to enable the Participant to establish that such beneficial owner of a Security is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”), and advise the Participant if such beneficial owner of a Security ceases to be so exempted including the case where the relevant beneficial owner of the Security who is an individual non-resident of Japan or a non-Japanese corporation becomes a Specially-Related Person of the Company.

Where a Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (i) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (ii) a Designated Financial Institution, all in accordance with the Act, such beneficial owner of a Security must, prior to each date on which it receives interest, submit to the Company or a Paying Agent, as appropriate, a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in the form obtainable from the Company or any Paying Agent, as appropriate, stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of such beneficial owner of a Security, the title of the Securities, the relevant Interest Payment Date, the amount of interest payable and the fact that such beneficial owner of a Security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

As used herein, the “Relevant Date” means the date on which any payment in respect of a Security first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Paying Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Securityholders in accordance with the Indenture.

The obligation to pay Additional Amounts shall not apply to (i) any estate, inheritance, gift, excise, sales, transfer, personal property or any similar tax, assessment or other governmental charge or (ii) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments of principal or interest on the Securities; provided that, except as otherwise set forth in the Securities and the Indenture, the Company shall pay all stamp and other duties, if any, which may be imposed by Japan, the United States or any respective political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the issuance of the Securities.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code, the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (if and to the extent required under the then-applicable Japanese banking laws or regulations), be redeemed at the option of the Company in whole, but not in part, on [                ], 20[    ], at a redemption price equal to 100% of the principal amount of the Securities then outstanding plus accrued and unpaid interest to but excluding the date fixed for redemption, upon sending, or causing to be sent by first-class mail, postage prepaid, to the Trustee and to the Holders of the Securities, notice of such redemption at not less than 15 days and not more than 60 days prior to the date fixed for redemption to such Holders of Securities at their last addresses as they shall appear upon the registry books. The notice of redemption shall specify the election of the Company to redeem the Securities, the date fixed for redemption, the redemption price, the principal amount and CUSIP or ISIN number and/or common code of each Security held by such Holder to be redeemed, that on the redemption date the redemption price will become due and payable upon each Security to be redeemed, that interest thereon will cease to accrue on and after the redemption date and the place or places where the Securities to be redeemed are to be surrendered for payment of the redemption price and that (in the event the Notes are in certificated form) the Notes designated in such notice for redemption are required to be presented on or after such redemption date at the designated place or places of payment.

The notice of redemption of Securities of any series to be redeemed at the option of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, in which case the Company shall make such request no later than 5 Business Days prior to the conclusion of the notice period above.

Any notice which is mailed in the manner as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice by mail, or any defect in the notice, to the Holder of any Security of a series designated for redemption shall not affect the validity of the proceedings for the redemption of any other Security of such series.

Notwithstanding any of the foregoing, the Company may give such notice in any manner permitted or required by DTC.

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (if and to the extent required under the then-applicable Japanese banking laws or regulations), be redeemed at the option of the Company in whole, but not in part, at any time, upon not less than 30 nor more than 60 days prior notice thereof given by the Company, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority in or of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [                ], 20[    ], the Company is, or on the next Interest Payment Date would be, required to pay any Additional Amounts to holders of the Securities which obligations cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of Additional Amounts if a payment in respect of the Securities were then due. Prior to the mailing to holders of Securities of any notice of redemption of the Securities, the Company shall certify to the Trustee that the requirements for redemption have been met and deliver therewith to the Trustee an opinion of an independent tax counsel or tax consultant of recognized standing, such opinion to be reasonably satisfactory to the Trustee, to the effect that the circumstances referred to above exist. The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this Registered Global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $[                ] and integral multiples of $[                ] in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

The Company has initially appointed [                ], as paying agent, transfer agent, registrar and calculation agent with respect to the Securities.

PAYING AGENT, TRANSFER AGENT,

REGISTRAR AND CALCULATION AGENT

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